EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                          MARCO COMMUNITY BANCORP, INC.

     The undersigned incorporator, for the purpose of forming a corporation under the laws of the State of Florida with and under the following Articles of Incorporation, certifies as follows.

                                ARTICLE I - NAME

     The name of the corporation is Marco Community Bancorp, Inc. The street address of the principal office of the corporation is 1501 Park Avenue East, Tallahassee, Florida or at such other place within the State of Florida as the Board of Directors may designate.

                         ARTICLE II - NATURE OF BUSINESS

     The corporation may engage in or transact any or all lawful activities or business permitted under the laws of the united States and the State of Florida, or any other state, country, territory or nation.

                           ARTICLE III - CAPITAL STOCK

     Section 1 - Classes of Stock: The total number of shares of all classes of capital stock which the corporation shall have authority to issue is 10,000,000 consisting of:

     A. 1,000,000 shares of preferred stock; and

     B. 9,000,000 shares of common stock; par value one cent ($0.01) per share.

     Section 2 - Common Stock: There shall be one class of common stock. Each share of common stock shall have the same relative rights and be identical in all respects with every other share of common stock. The holders of common stock are entitled to elect the members of the Board of Directors of the corporation and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the corporation. Each holder of common stock is entitled to ne vote per share. No holder of any class of stock has preemptive rights with respect to the issuance of shares of that or nay other class of stock and the holders of common stock are not entitled to cumulative voting rights with respect to the election of directors.

     Section 3 - Preferred Stock: The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series, and by filing a preferred stock designation certificate pursuant to the applicable laws of the State of Florida, to establish from time to time the number of shares to be included in each such series and to fix the stated value, designation, powers, preferences and right of the share of each such series and any qualifications, limitations ro restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares then outstanding) by te affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation certificate.


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            ARTICLE IV - INITIAL REGISTERED AGENT AND STREET ADDRESS

     The name of the registered agent is Igler & Dougherty, P.A., 1501 Park Avenue East, Tallahassee, Florida 32301, which address is also the address of the Registered Office of the Corporation.

                      ARTICLE V - MANAGEMENT OF THE COMPANY

     Section 1 - Authority of the Board: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the power and authority expressly conferred upon them by the Florida Statutes or by these Articles of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation.

     Section 2 - Special Meeting of Shareholders: Special Meetings of shareholders of the Corporation may be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), the Chairman of the Board, Chief Executive Officer or the President of the Corporation, or by shareholders holding at least 20% of the outstanding shares of the Corporation.

                             ARTICLE VI - DIRECTORS

     Section 1 - Number of Directors: The Board of Directors oft he Corporation shall be comprised of not less than five nor more than fifteen directors and shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the full Board as set forth in the Corporation's Bylaws. The Board of Directors is authorized to increase the number of directors by no more than two and to immediately appoint persons to fill the new director positions until the next Annual Meeting of Shareholders, at which meeting the new director positions shall be filled by persons elected by the shareholders of the voting power of all the then-outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

     Section 2 - Election and Term: Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Directors shall serve until the next Annual Meeting or until their successors are elected and qualified. At each annual election thereafter, directors shall be chosen for a term of one year.

     Section 3 - Vacancies: subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting form any increase int eh authorized number of directors of any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum. Directors so chosen shall hold office for a term expiring at the next Annual Meeting of Shareholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.




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     Section  4 - Notice:  Advance  notice of  shareholder  nominations  for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the corporation shall be given in the manner provided in the Bylaws of the Corporation.

     Section 5 - Removal by Shareholders: Subject to the rights of the holders of any series of preferred stock then outstanding, any director, or the entire Board of Directors, may be removed form office at any time by the affirmative vote of the holders of at least 66% of the voting power of all of the then-outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

                        ARTICLE VII - ACQUISITION OFFERS

     The Board of Directors of the corporation, when evaluating any offer of another person to: (i) make a tender or exchange offer for any equity security of the corporation, (ii) merge or consolidate the corporation with another corporation or entity, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interest of the corporation and its shareholders, give due consideration to all relevant factors including, without limitation, the social and economic effect of acceptance of such offer on the corporation's present and future customers and employees and those of its subsidiaries; on the communities in which the corporation and its subsidiaries operate or are located; on the ability of the corporation to fulfill its corporation objectives as a financial institution holding company an don the ability of its subsidiary financial institutions to fulfill the objectives of such institutions under applicable statues and regulations.

                         ARTICLE VIII - INDEMNIFICATION

     The corporation shall indemnify its directors, officers, employees, and agents to the fullest extent permitted by Florida law.

                             ARTICLE IX - AMENDMENT

     The corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by Chapter 607, Florida Statutes, and all rights conferred upon shareholders are granted subject to this reservation.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 28th day of January, 2003.

By: /s/ Richard Pearlman
        Richard Pearlman
        Igler & Dougherty, P.A.